EXHIBIT 99.3
ABM INDUSTRIES INCORPORATED AUTHORIZES BUYBACK OF UP TO
TWO MILLION SHARES OF COMPANY STOCK
SAN FRANCISCO — December 12, 2006 — The Board of Directors of ABM Industries Incorporated (NYSE:ABM) authorized the repurchase of up to two million shares of ABM’s outstanding common stock at any time through October 31, 2007. The authorized purchases would at most approximate four percent of the 48.7 million shares of ABM common stock outstanding on November 30, 2006. The Company’s stock closed today at $20.95.
     Purchases would be made from time-to-time through brokers and dealers on the New York Stock Exchange or in privately negotiated transactions with nonaffiliated stockholders. The Company stated that the Board of Directors considers such purchases to be a prudent investment by the Company.
About ABM Industries
     ABM Industries Incorporated (NYSE:ABM) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2006 revenues in excess of $2.7 billion and more than 75,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security Services, which includes American Commercial Security Services (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
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CONTACT:
ABM Industries Incorporated
George B. Sundby (Executive Vice President and Chief Financial Officer)
(415) 733-4000